Exhibit 10.5

FINAL

TRANSFER AGREEMENT

This Transfer Agreement (the “Agreement”) is effective as of June 9, 2020 (“Effective Date”) and is entered into by and between Neurotrope Bioscience, Inc., having a principal place of business at 1185 Avenue of the Americas, New York, New York 10036 (“Neurotrope”) and BryoLogyx Inc., having a principal place of business at 2485 Holly Oak Drive, Danville, CA 94506 (“BryoLogyx”).

BACKGROUND

A.	Neurotrope is a clinical-stage biotech company leveraging bryostatin-1 and its analogues to discover and develop targeted therapeutics for neurodegenerative diseases and developmental disorders, and is a party to that certain Cooperative Research And Development Agreement with the U.S. Department of Health and Human Services, as represented by National Cancer Institute of the NIH (“NCI”) dated January 29, 2019 (the “CRADA”) under which Neurotrope would study bryostatin-1 in its application to cancer therapy using Neurotrope’s inventory of naturally derived bryostatins.

B.	BryoLogyx is a clinical-stage biotech company currently dedicated to developing drugs to enhance the response rates and treatment durability of cancer immunotherapies, and has developed a method of manufacturing synthetic bryostatin-1.

C.	The parties are concurrently entering into a Supply Agreement of even date herewith under which BryoLogyx will supply Neurotrope with synthetic bryostatin-1. It is the intent and agreement of the Parties that this Transfer Agreement and the Supply Agreement together constitute the entire agreement of the parties.

D.	The parties wish to collaborate in furtherance of their respective therapeutic goals as set forth more specifically herein.

AGREEMENT

In consideration of the mutual promises, covenants, and conditions hereinafter set forth and in exchange for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Assignment of the CRADA by Neurotrope to BryoLogyx.

1.1.             Assignment of the CRADA by Neurotrope and Assumption of the CRADA by BryoLogyx. Subject to NCI’s written consent to such transfer, in satisfaction of Section 1.7 of the CRADA (the date of such written consent from NCI referred to herein as the “Transfer Date”), and subject to the provisions of Sections 1.2, 1.3 and 8.1 hereof, (a) Neurotrope assigns and transfers to BryoLogyx, effective as of the Transfer Date when, and provided, it occurs, all of Neurotrope’s right, title and interest in and to the CRADA, and (b) effective as of the Transfer Date BryoLogyx accepts and assumes the assignment of the CRADA and all rights and obligations thereunder, including compliance with applicable regulations of the Food and Drug Administration (“FDA”), Office for Human Research Protections, and federal grants policy. All rights and obligations under the CRADA arising, accruing or relating to the period commencing upon the Transfer Date will be allocated to, and thereafter will be the obligation of, BryoLogyx. The parties will further cooperate with each another as may be reasonably necessary to implement and document such assignment of the CRADA from Neurotrope to BryoLogyx and the assumption thereof by BryoLogyx.

1.2.             Certain Actions by Neurotrope. In furtherance of the assignment and assumption provided for in Section 1.1 hereof, Neurotrope will, as promptly as possible following the Effective Date, formally and procedurally properly inform NCI with respect to, and diligently coordinate with NCI and BryoLogyx to obtain from NCI, as quickly as possible, NCI’s consent to the transfer described herein, and upon obtaining such consent, to effect as quickly as possible, the full transfer to BryoLogyx of all of Neurotrope's rights and responsibilities under the CRADA. Neurotrope will, within thirty (30) days after the Transfer Date, deliver to BryoLogyx all records and files generated by Neurotrope in performance of research under the CRADA through the date of such delivery, and that BryoLogyx reasonably determines, after consultation with Neurotrope with respect thereto, is necessary to effect such full transfer.

1.3.             No Assumed Liabilities. BryoLogyx does not assume any obligations of Neurotrope arising under the CRADA prior to the Transfer Date, for which Neurotrope will be solely liable, and Neurotrope will be relieved of all obligations of BryoLogyx arising under the CRADA upon and after the Transfer Date, for which BryoLogyx will be solely liable.

2.                   Investigational New Drug Application (“IND”). Neurotrope will, promptly following the Transfer Date, (a) notify the FDA in writing of Neurotrope’s intent to turn over and assign to BryoLogyx all matters pertaining to the preliminary IND, PIND140578, that had been commenced by Neurotrope, and (b) provide BryoLogyx with such documents in the possession or under the control of Neurotrope as BryoLogyx may request in writing as being, in the view of BryoLogyx, documents needed to support the IND filing, and (c) instruct Amarex Clinical Research LLC (“Amarex”) in writing to promptly provide BryoLogyx with the partially-completed IND application that had been commenced by Neurotrope, as well as all reference documents, reports, protocols, methods and the like in Amarex’s possession that will be made part of the IND. From and after the Transfer Date, BryoLogyx, as the new owner and sponsor of the IND, will accept all sponsorship obligations under 21 C.F.R Part 312 and will comply with all agreements, promises, conditions and covenants contained in PIND140578.

3.                   Vendor Agreements. As of the Effective Date, Neurotrope is party to the following agreements (each a “Vendor Agreement”) that are relevant to the subject matter of and the transactions described in this Agreement:

3.1.             Singota. Neurotrope will, at its expense, instruct Singota Solutions (“Singota”) in writing not later than five (5) days after the Effective Date, as follows:

3.1.1.        Singota will be instructed in such notice to, as promptly as possible, separate and hold for BryoLogyx:

(a)                A total of 640 vials of unlabeled, typically appearing “Bryostatin for Injection” 0.025 mg lyophilized per vial, lot# 260 180725 (“Drug Product”) which is stored pursuant to current Good Manufacturing Practice (“cGMP”) at Singota, to enable the labeling of such vials by Singota for, and instruct Singota to label such vials as a single lot for, BryoLogyx (for purposes of this Agreement, the phrase “typically appearing” means cakes that are complete and intact, whereas a non-intact cake exhibits an atypical appearance, consistent in each case with the categorization of lots into two groups, by Lyophilization Technologies, Inc.,(“LTI”) as having typical and atypical appearance); and

(b)                A total of 640 vials of unlabeled PET Diluent (Lot# 261-180802) (“Diluent”), which is also stored pursuant to cGMP at Singota, to enable the labeling of such vials for, and instruct Singota to label such vials as a single lot for, BryoLogyx.

3.1.2.        Singota will be instructed in such notice:

(a)                To release to BryoLogyx within sixty (60) days after the Transfer Date, (i) one half (320 vials) of the labeled Drug Product, and (ii) one-half (320 vials) of the labeled Diluent, and to retain the remaining 320 vials of Drug Product and 320 vials of Diluent until Singota has received written confirmation from Neurotrope referenced in Section 3.1.2(b) hereof; and

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(b)                To release to BryoLogyx (i) the remaining one half (320 vials) of the labeled Drug Product, and (ii) the remaining one-half (320 vials) of the labeled Diluent, within thirty (30) days after Singota has received written confirmation from Neurotrope of the delivery by BryoLogyx to Neurotrope of one (1) gram, or such lesser amount as BryoLogyx and Neurotrope may agree in writing, of synthetic bryostatin-1 pursuant to a separate Supply Agreement entered into by BryoLogyx and Neurotrope, and provide that Neurotrope will give written notice to Singota of such receipt within five (5) days after Neurotrope’s receipt of such bryostatin-1 from BryoLogyx.

3.2.             Intertek, Alcami and LTI. As soon as possible after the Transfer Date, Neurotrope will, at its expense, complete validation of analytical methods at Intertek Pharmaceutical Services (“Intertek”) and have existing product retested, using validated methods, at Intertek and at Alcami Corporation (“Alcami”), in an effort to show that both “Bryostatin for Injection” and PET diluent to be transferred to BryoLogyx meet all Neurotrope specifications, and were manufactured pursuant to cGMP, which includes:

3.2.1.        Providing to BryoLogyx final reports including validation reports, methods, and certificates of analyses by Neurotrope or its contracted parties with respect thereto.

3.2.2.        Providing to BryoLogyx batch summary reports, batch records for Bryostatin for Injection and PET diluent provided (Lots# 260-180725 and 262-180802, respectively) and cGMP certifications.

3.2.3.        Permitting BryoLogyx to use all validated methods developed by Intertek and Alcami in their contractual relationship with Neurotrope, as well as permitting Intertek and Alcami to work with BryoLogyx, to allow for future retesting of existing lots for stability, and for release testing of future manufactured lots by BryoLogyx.

3.3.             Payments. Neurotrope will pay all payables for services rendered to Neurotrope by third parties pursuant to Neurotrope’s agreements with such third parties that are related to the CRADA, IND, and method validations, and with respect to such transfer to BryoLogyx under this Agreement of material, methods, testing and rights related thereto.

3.4.             Vendor Agreements. Neurotrope will, promptly after the Transfer Date and in an appropriate manner, and with an appropriate level of detail/content, in each case as approved in advance by BryoLogyx (which approval will not to be unreasonably or untimely withheld), inform, in writing, all relevant third parties with which Neurotrope has a contractual relationship, including Amarex (regarding the IND), LTI, Intertek and Alcami (regarding drug product manufacture, method validation and testing), and Singota (regarding labeling and kitting of bryostatin-1 and PET diluent allotted to BryoLogyx), with respect to the transfer of rights and responsibilities as to activities to BryoLogyx as effected under this Agreement on and after the Transfer Date.

4.                   Certificate of Analysis. BryoLogyx will provide Neurotrope with a Certificate of Analysis demonstrating comparability of synthetic bryostatin-1 molecule to natural bryostatin-1 when such data become available.

5.	Revenue Share.

5.1.             Revenue Share; End Date. As full consideration for the transfer by Neurotrope to BryoLogyx of the CRADA and the PIND/IND and of Neurotrope’s performance of Neurotrope’s other obligations as described herein, commencing with the calendar quarter in which the first commercial sale is made by BryoLogyx or by a BryoLogyx affiliate (with “affiliate” defined for purposes of this Agreement as a party controlling, controlled by or under common control with BryoLogyx), distributor, licensee or sublicensee (BryoLogyx and each such other entity referred to as a “Selling Entity”) of a drug product which contains bryostatin-1, for the treatment of B-cell Acute Lymphoblastic Leukemia, CD22 directed CAR-T mono-therapies ( a “Bryostatin Product”), BryoLogyx will pay Neurotrope two percent (2%) of the gross revenues received by each Selling Entity from the sale by such Selling Entity of such Bryostatin Product ( the “Revenue Share”), provided that when a Bryostatin Product is sold by a Selling Entity as a combination therapy with at least one additional active pharmaceutical ingredient, the Revenue Share as to such sale will be calculated and will be payable only upon gross revenues of the bryostatin-1 drug product component of such combination therapy Bryostatin Product; provided, however, that if the gross revenues of the bryostatin-1 drug product component of such combination therapy Bryostatin Product cannot reasonably be determined, then the Revenue Share will be calculated and will be payable upon the commercial value of such bryostatin-1 drug product portion of such combination therapy Bryostatin Product as BryoLogyx and Neurotrope will in good faith agree in writing, based upon commercial precepts applicable to the pricing of similar combination therapy products. Such Revenue Share will be payable by BryoLogyx to Neurotrope until such date as the aggregate cumulative amount of Revenue Share paid by BryoLogyx to Neurotrope reaches One Million Dollars ($1,000,000.00) (the “End Date”). Payments based on sales of Bryostatin Products or any other payments will not be required to be made by BryoLogyx to Neurotrope after the End Date.

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5.2.             Payment of Revenue Share. Revenue Share will be calculated and reported by BryoLogyx for each calendar quarter or portion thereof through and including the End Date. BryoLogyx will deliver to Neurotrope within forty five (45) days after the end of each calendar quarter in which sales of Bryostatin Products have occurred prior to the End Date, a report certified in writing by BryoLogyx as accurate, setting forth for such calendar quarter or portion thereof the following information on a country-by-country basis: (a) the gross revenues received in such quarter or portion thereof by each Selling Entity from such Selling Entity’s sale of Bryostatin Products, (b) a calculation of the corresponding Revenue Share with respect to such gross revenues, and (iii) the exchange rate used by BryoLogyx for converting gross revenue recorded in a currency other than United States dollars (“USD”), with such relevant exchange rate determined as set forth in Section 5.3 hereof.

5.3.             Payment. BryoLogyx will pay the Revenue Share concurrently with delivery of the reports described in Section 5.2. All payments will be made by electronic (wire or ACH) transfer in immediately available funds to such bank account and with such routing number and other relevant wire or ACH transfer information as is designated in writing by Neurotrope to BryoLogyx within thirty (30) days after the Transfer Date, or to such bank account and with such updated information as Neurotrope informs BryoLogyx in writing at least 30 days prior to the end of the relevant calendar quarter, prior to the End Date, for which Revenue Share will become payable. All payments will be free and clear of any transfer fees or charges. All payments hereunder will be payable in USD. In the case of gross revenues from outside the United States, payments received by BryoLogyx will be expressed in the USD equivalent calculated on a quarterly basis in the currency of the country of sale, and converted to their USD equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available).

5.4.             Late Payments. Interest will accrue on payments of Revenue Share not made by BryoLogyx on the date such payment is due, at a monthly interest rate equal to the lesser of (a) one and one-half percent (1.5%) or (b) the highest rate permissible by applicable law, with such interest accruing from the date such payment was originally due.

5.5.             Tax Withholding. This Agreement is being entered into with the assumption that no withholding tax will apply to the payments made hereunder. In the event that applicable laws require that taxes be withheld from a payment due from BryoLogyx to Neurotrope under this Agreement, the parties will discuss promptly and in good faith and will agree in writing, how to handle efficiently the payment of such withholding tax. Unless otherwise agreed between the parties in writing, BryoLogyx will (a) withhold as required by applicable Law the relevant amount of taxes from such payment due from it to Neurotrope, (b) make payment of the withheld taxes to the applicable tax authority, and (c) deliver to Neurotrope written evidence of such payment of tax made to the tax authority promptly following such payment. Neurotrope will provide BryoLogyx with such documentation in Neurotrope’s possession that is necessary for BryoLogyx to lawfully avoid or reduce any amounts of withholding tax or other applicable taxes under any applicable law, including any applicable tax treaty. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to Neurotrope. The parties acknowledge and agree that it is mutual objective and intent to minimize, to the extent feasible under applicable laws, any taxes payable in connection with this Agreement, and will reasonably cooperate each other in good faith in accordance with applicable laws to minimize any taxes in connection with this Agreement.

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5.6.             Audits. BryoLogyx will keep (and will cause each Selling Party to keep) complete and accurate records pertaining to the sale or other disposition of Bryostatin Products and calculations of the Revenue Share in sufficient detail to permit Neurotrope to confirm the accuracy of all payments due to it hereunder. Neurotrope will have the right to cause an independent, certified public accountant reasonably acceptable to BryoLogyx to audit such records to confirm gross revenues and the Revenue Share for a period covering up to but not more than the preceding five (5) calendar years. Such audit rights may be exercised during normal business hours upon at least thirty (30) days prior written notice to BryoLogyx. If the auditor determines that there has been an underpayment by BryoLogyx, BryoLogyx will pay to Neurotrope the underpayment within thirty (30) days after the auditor’s decision, plus interest from the original due date. Neurotrope will bear its and the auditor’s cost of such audit unless such audit discloses an underpayment by BryoLogyx of five percent (5%) or more during the period audited, in which case, BryoLogyx will bear the entire cost and reasonable and documented expense incurred by Neurotrope in performing such audit.

5.7.             Survival of Revenue Share Payment Obligation. BryoLogyx’ obligation to pay the Revenue Share, and the corresponding provisions of this Section 5, shall survive termination of this Agreement made pursuant to Section 8.1.4.

6.                   Reservation of Rights. Neither party grants any license, express or implied, under its intellectual property rights, nor any other rights, to the other party in connection with this Agreement, whether by implication, estoppel or otherwise, and each party reserves all such rights of itself.

7.                   Treatment of Confidential Information.

7.1.             Definition. “Confidential Information” means with respect to a party (the “Receiving Party”), all non-public business, technical, financial, legal or other information, including, without limitation, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, preclinical data, clinical trial data, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, together with any copies, abstracts or derivatives thereof, disclosed by the other party (the “Disclosing Party”) to the Receiving Party or to any of its affiliates or representatives under this Agreement that (a) is marked as confidential or indicated at the time of disclosure as being confidential or, in the case of information that is orally disclosed, that is subsequently summarized in writing and transmitted to the Receiving Party within thirty (30) days of the initial disclosure or (b) by its nature a reasonable person would understand to be confidential or proprietary; provided that Confidential Information will not include any information that the Receiving Party can demonstrate by written record that such information: (i) is, as of the date of disclosure, demonstrably known to the Receiving Party other than by virtue of a prior confidential disclosure to it; (ii) is, as of the date of disclosure, in, or subsequently enters, the public domain, through no fault of the Receiving Party; (iii) was obtained by the Receiving Party from a third party which can be reasonably assumed to have a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party, as demonstrated by the Receiving Party’s records kept in the ordinary course of its business.

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7.2.             Confidential Obligations. Each party will keep confidential using reasonable precautions (including all precautions it employs with respect to its own confidential materials), and without prior written consent of the other party, will not disclose, Confidential Information of the other party. Neither party will access, use or permit to be used any Confidential Information of the other party for any purpose whatsoever other than fulfilling its obligations or exercising any rights granted to it or reserved by it under this Agreement without prior written consent of the other party.

7.3.             Exceptions. Notwithstanding the foregoing:

7.3.1.        Each party may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable laws, regulations, judicial or administrative process, or court orders (including any stock exchange regulations) provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information in connection with any of the foregoing, it will (1) give reasonable advance notice to the other party of such disclosure requirement (2) (other than in the case where such disclosure is necessary, in the reasonable opinion of the Disclosing party’s outside legal counsel, to comply with securities laws, regulations or guidances) will use commercially reasonable efforts to assist such other party in efforts to secure confidential treatment of such information required to be disclosed and (3) only disclose that Confidential Information that is, at the direction of legal counsel, required to be disclosed;

7.3.2.        Each party may disclose the Disclosing party’s Confidential Information to its affiliates and their employees and agents to the extent reasonably necessary for the purpose of fulfilling its obligations or exercising any rights granted to it or reserved by it hereunder; provided that the recipient of such disclosed Confidential Information will be (A) apprised of the confidential nature of such information and (B) bound by obligations of confidentiality substantially the same as the obligations hereunder. Each party will be responsible for any breach of the confidentiality obligations set forth in this Section 7 by those entities individuals that it has disclosed the other party’s Confidential Information as permitted under this Section 7; and

7.3.3.        Each party may disclose the Disclosing party’s Confidential Information to the extent such disclosure is reasonably necessary: (A) to such party’s attorneys, independent accountants and financial advisors for the sole purpose of enabling such attorneys, independent accountants and financial advisors to provide advice to the Receiving party, provided that in each such case on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; or (B) to actual or potential investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, public offering, merger or acquisition of such party, or sale or substantially all of its business to which this Agreement relates, provided that any such third party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry).

8.                   Term and Termination.

8.1.          Term. The term of the Agreement will commence upon the Effective Date and will terminate upon the earliest to occur of the following:

8.1.1.	The fifth (5th) business day, as hereinafter defined, after the Effective Date or such later date as BryoLogyx may agree with Neurotrope in writing, if by such date (a) the Transfer Date has not occurred, and (b) Neurotrope has not notified Singota in writing with respect to the matters set forth in Section 3.1 and with BryoLogyx not being required to send in writing to Neurotrope, which termination will be automatic upon such fifth business day or later date as may be agreed by BryoLogyx if such two aforementioned conditions have not been met; or

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8.1.2.	The End Date; or

8.1.3.	Such date as the parties agree in writing; or

8.1.4.	Such date prior to the End Date as is set forth for such termination in a written notice by one party to the other for uncured material breach by the other party of an obligation of the other party hereunder, which obligation and which material breach will be set forth in such notice by the sending party in reasonable detail, which has not been cured by the other party within thirty (30) days after the date such notice is received by the other party, or within such longer period of time for cure as the party sending such notice sets forth in such notice.

8.2.             Survival. The parties’ respective rights and obligations under the following Sections (and all associated definitions), and any other rights or remedies that accrue prior to termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement: Sections 5.7, 7, 8.2 and 9.

9.	Additional Terms.

9.1.             Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH REGARD TO ANY MATTER RELATING TO THIS AGREEMENT, INCLUDING REGARDING THE CRADA, VENDOR AGREEMENTS, THE IND, OR BRYOSTATIN PRODUCTS, AND EACH PARTY DISCLAIMS ALL IMPLIED AND STATUTORY WARRANTIES INCLUDING OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND OF CUSTOM OR TRADE.

9.2.             Limitation on Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS, DAMAGE, OR LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGE OF ANY KIND WHATEVER AND HOWEVER CAUSED, AND INCLUDING LOSS OF BUSINESS OR PROFITS, AND WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE, AND EVEN IF FORESEEABLE OR SUFFERED IN CIRCUMSTANCES WHERE A PARTY HAS BEEN ADVISED PRIOR TO THE DATE OF THIS AGREEMENT OF THE POSSIBILITY OF SUCH LOSSES. Notwithstanding the foregoing, nothing in this Section 9.2 limits or restricts damages caused by a party’s breach of Section 7.

9.3.             Notification. All notices, consents and other formal or legal communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below, and will be delivered by hand or sent by a nationally recognized courier service such as UPS, DHL or FedEx, which can provide evidence of receipt by the recipient party, and will be sent to the parties as follows:

If to Neurotrope:	Neurotrope Bioscience, Inc.
1185 Avenue of the Americas
New York, New York 10036
United States of America
Attention: Chief Financial Officer

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If to BryoLogyx:

BryoLogyx, Inc. 2485 Holly Oak Drive Danville, CA 94506 Attention: Thomas Loarie, Chief Executive Officer

All such notices will be deemed to have been given upon receipt. For the avoidance of doubt, any notice, consent, or other formal or legal communication, as opposed to ongoing communication by the parties about the subject matter hereof, cannot be sent by email, facsimile or regular mail and if so sent will not be deemed to be a valid notice under this Agreement

9.4.             Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York, without reference to any rules or principles of conflict of laws.

9.5.             Venue. The exclusive venue for the resolution of disputes arising out of or relating to this Agreement (including intellectual property) will be the state and federal courts located in New York, New York, and such courts will have exclusive jurisdiction. The parties hereby submit themselves to the jurisdiction of such courts for such purposes. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER. The prevailing party in any dispute is entitled to recover its reasonable attorneys’ fees.

9.6.             Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the parties with respect to the subject matter hereof, including that certain Outline of Key Elements With Respect to Transfer to BryoLogyx by Neurotrope of CRADA and IND Matters for the Study of Bryostatin-1 in its Application to Cancer Therapy signed by the parties and dated March 31, 2020.

9.7.             Amendment and Waiver. This Agreement may not be amended except in a writing signed by both parties. Any such amendment will not affect the continuing effectiveness of all other provisions hereof that are not so amended. Any term or condition of the Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof will in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term will be deemed as a continuing waiver of such condition or term or of another condition or term.

9.8.             Assignment; Binding Upon Successors and Permitted Assigns. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either party without the prior express written consent of the other party; provided that each party with prior written notice but without such consent may assign the Agreement in its entirety to a successor in interest in connection with the sale of all or substantially all of the business or assets to which the Agreement relates or similar change of control. This Agreement will be binding upon and will inure to the benefit of the parties’ successors and permitted assigns.

9.9.             Construction. The parties acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of the Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of the Agreement; and c) the terms and provisions of the Agreement will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of the Agreement. The following rules of interpretation will apply unless the context will require otherwise: (i) references to a person include bodies corporate and an unincorporated association of persons; (ii) the words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”; and (iv) the word “or” will not be deemed to be exclusive.

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9.10.          Severability. If any provision(s) of the Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable, it is the intention of the parties that the remainder of the Agreement will not be affected thereby provided that a party’s rights under the Agreement are not materially affected. The parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of the Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of the Agreement are to be effectuated.

9.11.          Further Assurances. Each party will execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.12.          Compliance with Law. Each party will comply with all applicable laws in performing this Agreement.

9.13.          Independent Parties. This Agreement will not be construed as creating a relationship of employment, agency, partnership, joint venture, or any other form of legal association between the parties. Neither party has any power to bind the other party or to assume or to create any obligation or responsibility on behalf of the other party or in the other party’s name.

9.14.          Counting Of Time; “Business Days”. Whenever days are to be counted under this Agreement, the first day will not be counted and the last day will be counted. For purposes of this Agreement a “business day” means a day upon which national banks are open in New York, New York.

9.15.          Counterparts; Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument. Any signature of a party delivered electronically, as a PDF or other image, will be effective as an original signature and will be deemed to be an original signature by the parties.

[SIGNATURES FOLLOW ON THE NEXT PAGE.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NEUROTROPE BIOSCIENCE, INC.	BRYOLOGYX, INC.

/s/ Robert Weinstein	/s/ Thomas M. Loarie
Robert Weinstein	Thomas M. Loarie
Chief Financial Officer	Chief Executive Officer

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